SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         (AMENDMENT NO. _____________)*


                           Select Comfort Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    81616X103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-(c)
[x] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 11 pages



NYFS08...:\60\47660\1297\1219\SCH1219J.59A

CUSIP NO. 81616X103                                        PAGE 2 OF 11 PAGES

                                    13G

-------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          General Electric Capital Corporation, a New York corporation
                13-1500700

-------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                             (a) [ ]
                                                                                       (b) [X]

-------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

-------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          New York, USA
-------------------------------------------------------------------------------------------------
                        5     SOLE VOTING POWER
     NUMBER OF
      SHARES                  1,076,098 (comprised of a warrant to acquire 1,076,098 shares)
   BENEFICIALLY
     OWNED BY       -----------------------------------------------------------------------------
       EACH             6     SHARED VOTING POWER

     REPORTING                0
      PERSON        -----------------------------------------------------------------------------
       WITH             7     SOLE DISPOSITIVE POWER

                              1,076,098 (comprised of a warrant to acquire 1,076,098 shares)
                    -----------------------------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                              0
-------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,076,098 (comprised of a warrant to acquire 1,076,098 shares)
-------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES            [ ]

-------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      5.52%
-------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

                      CO
-------------------------------------------------------------------------------------------------


                             Page 2 of 11 pages

CUSIP NO. 81616X103                                         PAGE 3 OF 11 PAGES
                                       13G


-------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          General Electric Capital Services, Inc., a Delaware corporation
                           06-1109503

-------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                    (b) [x]

-------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

-------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware, USA
-------------------------------------------------------------------------------------------------
                        5     SOLE VOTING POWER
     NUMBER OF
      SHARES                  Disclaimed (see 9 below)
   BENEFICIALLY
     OWNED BY       -----------------------------------------------------------------------------
       EACH             6     SHARED VOTING POWER

     REPORTING                0
      PERSON        -----------------------------------------------------------------------------
       WITH             7     SOLE DISPOSITIVE POWER

                              Disclaimed (see 9 below)
                    -----------------------------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                              0

-------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                Beneficial ownership of all shares disclaimed by General
                Electric Capital Services, Inc.
-------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES            [ ]

-------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 Not applicable (see 9 above)
-------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

                      CO
-------------------------------------------------------------------------------------------------


                               Page 3 of 11 pages

CUSIP NO. 81616X103                                          PAGE 4 OF 11 PAGES
                                       13G

-------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          General Electric Company, a New York corporation
                      14-0689340
-------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                       (a) [ ]
                                                                                 (b) [x]

-------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

-------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          New York, USA
-------------------------------------------------------------------------------------------------
                        5     SOLE VOTING POWER
     NUMBER OF
      SHARES                  Disclaimed (see 9 below)
   BENEFICIALLY
     OWNED BY       -----------------------------------------------------------------------------
       EACH             6     SHARED VOTING POWER

     REPORTING                0
      PERSON        -----------------------------------------------------------------------------
       WITH             7     SOLE DISPOSITIVE POWER

                              Disclaimed (see 9 below)
                    -----------------------------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                              0

-------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                Beneficial ownership of all shares disclaimed by General
                Electric Company.
-------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES           [ ]

-------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 Not applicable (see 9 above)
-------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

                  CO
-------------------------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 4 of 11 pages

ITEM 1. NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

    (a) and (b) This statement relates to the common stock ("Common Stock") of Select Comfort Corporation, a Minnesota corporation (the "Issuer"). The address of the principal executive offices of the Issuer is 6105 Trenton Lane N., Suite 100, Plymouth, Minnesota 55442.


ITEM 2. NAME OF PERSON FILING:

    (a)-(c) This statement is being filed by General Electric Capital Corporation ("GE Capital"), for and on behalf of itself, General Electric Capital Services, Inc. ("GECS") and General Electric Company ("GE"). The agreement among each of GE Capital, GECS and GE that this statement be filed on behalf of each of them is attached hereto as Exhibit A. GECS is a wholly-owned subsidiary of GE, and GE Capital is a subsidiary of GECS. GE Capital's principal business office is located at 260 Long Ridge Road, Stamford, Connecticut 06927. GECS is a Delaware corporation with its principal business office located at 260 Long Ridge Road, Stamford, Connecticut 06927. GE is a New York corporation with its principal business office located at 3135 Easton Turnpike, Fairfield, Connecticut 06431.

    (d)-(e) This statement relates to the Common Stock of the Issuer, par value $.01 per share. The CUSIP No. for such shares is 81616X103.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

        (a) [ ]     Broker or Dealer registered under Section 15 of the Act

        (b) [ ]     Bank as defined in section 3(a)(6) of the Act

        (c) [ ]     Insurance Company as defined in section 3(a)(19) of the Act

        (d) [ ] Investment Company registered under section 8 of the Investment Company Act

        (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

        (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss. 240.13d- 1(b)(1)(ii)(F)

        (g) [ ]     Parent Holding Company, in accordance with ss. 240.13d-1(b)
                    (ii)(G); see Item 7.

        (h) [ ]     Group, in accordance with ss. 240.13d-1(b)(1)(ii)(H)


        N/A



                             Page 5 of 11 pages

ITEM 4. OWNERSHIP.

    (a)-(c) The response of GE Capital, GECS and GE to Items 5, 7, 9 and 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Common Stock of the Issuer is incorporated herein by reference.

    Each of GE Capital, GECS and GE hereby expressly disclaims the beneficial ownership of any Common Stock of the Issuer over which it does not have sole dispositive power.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

    N/A

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

    N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

    N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

    N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

    N/A

ITEM 10. CERTIFICATION.

    N/A





                             Page 6 of 11 pages

                                SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 1999

                                 GENERAL ELECTRIC CAPITAL CORPORATION

                                 By: /s/ Michael E. Pralle
                                     -----------------------------------
                                     Name: Michael E. Pralle
                                     Title: Vice President








                             Page 7 of 11 pages

                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 1999

                                 GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                 By: /s/ Michael E. Pralle
                                     -----------------------------------
                                     Name: Michael E. Pralle
                                     Title: Attorney in Fact








                             Page 8 of 11 pages

                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 1999

                                 GENERAL ELECTRIC COMPANY

                                 By: /s/ Michael E. Pralle
                                     -----------------------------------
                                     Name: Michael E. Pralle
                                     Title: Attorney in Fact







                             Page 9 of 11 pages

                                  EXHIBIT INDEX
                                  -------------



EXHIBIT                             DESCRIPTION
-------                             -----------

   A Joint Filing Agreement, dated February 11, 1999, among GE Capital, GECS and GE to file joint statement on Schedule 13G.















                             Page 10 of 11 pages